Exhibit 3.1

VISTA OIL & GAS, S.A.B. DE C.V.

BY-LAWS

CHAPTER I

CORPORATE NAME, CORPORATE DOMICILE, CORPORATE PURPOSE,

TERM AND NATIONALITY

ARTICLE ONE. The corporate name of the company is Vista Oil & Gas, and it shall be followed by the words Sociedad Anónima Bursátil de Capital Variable or its abbreviation, “S.A.B. de C.V.” (the “Company”).

ARTICLE TWO. The corporate domicile of the Company is Mexico City, United Mexican States (“Mexico”). However, the Company may establish agencies, offices, warehouses, branches or facilities within Mexico or abroad, as well as establish conventional domiciles in Mexico or abroad, without implying thereby a change of its corporate domicile.

ARTICLE THREE The corporate purpose of the Company is to:

a)

acquire, by any legal means, any type of assets, stock, partnership interests, equity interests or interests in any kind of commercial or civil companies, associations, partnerships, trusts or any kind of entities within the energy sector, whether such entities are Mexican or foreign, at the time of their inception or at a later time as well as sell, assign, transfer, negotiate, encumber or otherwise dispose of or pledge such assets, stocks, equity interests or interests;

b)

participate as a partner, shareholder or investor in all kinds of businesses or entities, whether commercial or civil, associations, trusts, or of any other nature, whether Mexican or foreign, from their inception or by acquiring shares, equity interests or other kind of interests, regardless of the name they are given, in all kind of incorporated companies, as well as to exercise the corporate and economic rights derived from such participation and to buy, vote, sell, transfer, subscribe, hold, use, encumber, dispose, modify or auction under any title, such shares, equity interests or other kind of interests, as well as participations of all kind in entities subject to applicable law, as it is necessary or convenient;

c)

issue and place shares representing the capital stock of the Company, publicly or privately, having obtained the previous authorization by the competent authorities or institutions when needed and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law and/or other applicable provisions, as requested, in domestic or foreign securities markets;

d)

issue and place warrants as referred in articles 65, 66 section I, 67 and other applicable of the Securities Market Law, publicly or privately and on shares representing the Company’s capital stock or any other kind of securities, having obtained the previous authorization by the competent authorities or institutions when needed and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law, the general provisions that the National Banking and Securities Commission issued for such purposes and/or other applicable legal provisions, as requested, in national or foreign securities markets;

e)

issue and place negotiable instruments, debt instruments or any other security, be it public or private, having obtained the previous authorization by the competent authorities when needed or institutions and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law the general provisions that the National Banking and Securities Commission issued for such purposes and/or other applicable legal provisions, as requested, in national or foreign securities markets;

f)	issue any unsubscribed shares, held in treasury, for their subsequent placement in accordance with article 53 of the Mexican Securities Market Law and the applicable legal provisions;

g)	acquire its own shares, in accordance with applicable legislation;

h)

make any cash reimbursements for the benefit of Series “A” Shares shareholders resulting from (i) reductions in the variable portion of the capital stock of the Company, (ii) refunds on any contributions to future capital increases, regardless of the manner in which such contribution is documented, and (iii) payments in connection with any exchange rate hedging, regardless of the manner in which it is documented, entered by the Company, as determined by the General Shareholders’ Meeting;

i)

enter into all kinds of agreements, contracts and documents, including without limitation, credit, broker, purchase and sale, supply, distribution, consignment, agency, commission, mortgage, bailment, barter, lease, sublease, management, services, technical assistance, consulting, commercialization, joint venture or co-investment, association and other agreements, as may be necessary or appropriate, pursuant to the laws of any jurisdiction and regardless of the name they are given;

j)	grant, manage, acquire, and sell all types of credit rights in favor of any individual or legal entity;

k)

render and receive any kind of services directly or indirectly through third parties, to and with any kind of persons, individuals or legal entities, including governmental agencies within Mexico or abroad, including without limitation, professional services related to activities such as: sales, engineering, repair and/or maintenance, inspection, technical support, management, consultancy, supervision, control, health, security, accounting, finance, training, research, operation, development and courier services;

l)

acquire, sell, lease, rent, sublease, use, enjoy, possess, license and dispose of, under any legal form, all types of real estate, immovable and personal properties, equipment and goods, including as bailor and bailee, and to hold rights over such properties, including all types of machinery, equipment, accessories, offices and other supplies necessary or convenient;

m)	carry out by itself or on behalf of third parties, training, research and development programs of any kind necessary or convenient;

n)

receive and grant any kind of guaranties, personal and/or in rem, as a result of any loans or financing granted by the Company and/or as deemed necessary or convenient, as well as grant deposits or any other kind of guaranties;

o)	incur and assume obligations of any nature under the capacity as joint and several obligor (obligado solidario);

p)

issue, execute, accept, endorse, certify, acquire, sell, exchange, guarantee and, in general, subscribe and manage all kinds of negotiable instruments, including bonds, notes, commercial papers, debentures, participation certificates, promissory notes, regardless of the name they are given and of the laws to which they are subject, with the authority to obligate itself for the benefit of third parties in connection with negotiable instruments and carry out all kinds of credit transactions and guaranties;

q)	execute any type of derivative transactions of any nature in accordance with applicable law;

r)	open, manage and cancel bank accounts and any other accounts;

s)	acquire, possess, use, register, renew, assign, and dispose of any kind of patents, brands, commercial names, franchises and any and all types of intellectual or industrial property rights;

t)

request, obtain, license, assign, use, exploit and dispose of any type of permit, license, concession, franchise and/or authorization issued by federal, state or municipal authorities, both Mexican and foreign, and to carry out acts relating thereto;

u)	act as representative agent, intermediary, beneficiary, commission agent, mediator, advisor or in any other capacity in favor of any type of person, individual or legal entity;

v)

in general, execute and carry out, within Mexico or abroad, on its own behalf or on behalf of third parties, with individuals or entities, including any governmental agency, any kind of contracts, agreements or acts, whether principal or accessory, civil or commercial, or of any other nature, as necessary or convenient; and

w)	carry-out any acts required or permitted by applicable legislation.

ARTICLE FOUR. The term of existence of the Company shall be indefinite.

ARTICLE FIVE. The Company is organized under the laws of Mexico. Any foreigner who, either at the incorporation of the Company or at any time thereafter, acquires shares or any interest in the Company, formally undertakes before the Ministry of Foreign Affairs to be considered as a Mexican national with respect to its interests in the Company, as well as the property, rights, concessions, participation or interests held by the Company, and the rights and obligations deriving from the agreements to which the Company is a party, and further undertakes not to invoke the protection of its government with respect to such interest, under the penalty upon the breach of such undertaking, of forfeiting such interest in favor of the Mexican Nation.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE SIX. The capital stock of the Company is variable. The fixed portion of the capital stock of the Company not subject to the right of withdrawal is the amount of Ps.3,000.00, represented by 2 Series “C” ordinary, nominative shares with no expression of their par value. The variable portion of the capital stock is unlimited and will be represented by:

(a)

Series “A” Shares, which will be ordinary, nominative, with no expression of their par value, and granting equal economic and corporate rights, as well as equal obligations to their holders. The Series “A” Shares may be subscribed and paid for by Mexican or foreign individuals or corporations alike, as well as by any other foreign entities, whether they have or not legal personality.

(b)

Series “B” Shares which will be ordinary, nominative, with no expression of their par value, and granting equal economic and corporate rights, as well as equal obligations to their holders. The Series “B” Shares may be subscribed and paid for by the Strategic Partners (as such term is defined in Article Tenth below) and the independent directors of the Company, and convertible to Series “A” Shares upon resolution adopted by the General Shareholders’ Meeting.

Ordinary Shareholders Meetings may approve the issuance of (i) other types of shares, including those conferring special or limited rights to their holders or imposing additional obligations on them; and/or (ii) securities with respect to such shares.

The entirety of the shares in which the capital stock is divided can be freely subscribed.

Each series of shares grants the same rights and obligations, including economic rights, and as a result all holders of the shares participate equally, without any distinction, in any dividend, repayment, amortization or distribution of any nature in the terms herein.

Notwithstanding the above and with the prior authorization of the National Banking and Securities Commission, the Company may issue shares with no voting rights, with limited corporate rights or with limited vote, as long as such shares do not exceed 25% of the capital stock that the National Banking and Securities Commission determines as placed among the public in general, on the date of the relevant public offering, in accordance with article 54 of the Securities Market Law or any other provision that may substitute it from time to time, and other applicable legal provisions.

Non-voting shares shall not count for determining the necessary quorum to call to order the General Shareholders’ Meeting. Limited or restricted voting shares will count only in determining the necessary quorum to call to order shareholders’ meetings in which their vote is needed or the special meetings.

Resolutions adopted at any General Shareholders’ Meeting in which the issuance of non-voting or restricted or limited voting shares is approved, shall set forth the rights, limitations, restrictions, and all other characteristics corresponding to such shares.

ARTICLE SEVEN. The Company may issue unsubscribed shares, which shall be kept in the Company’s treasury to be delivered as they are subscribed and paid, including as a result of the conversion of securities convertible to shares, or the conversion of a series of shares for another specific series, upon previous resolution by the General Shareholders’ Meeting.

Likewise, the Company may issue unsubscribed shares for their placement among the public in general, in accordance with the terms and as long all conditions foreseen for such purposes in article 53 of the Securities Market Law are fulfilled, including the obtainment of the authorization from the National Banking and Securities Commission for public offering.

The preferred subscription right referred in article 132 of the General Law on Commercial Companies, is not applicable in the event of capital increases made (i) in terms of article 53 of the Securities Market Law or any other provision that substitutes it; (ii) in terms of an issuance of securities that are convertible into Company’s shares; (iii) in terms of a conversion of a series of shares to another specific series upon previous resolution by the General Shareholders’ Meeting; (iv) as a result of the merger of the Company, whether as subsisting or disappearing company; or (v) as a consequence of the placement of repurchased shares in terms of applicable law.

ARTICLE EIGHT. The Company may acquire shares representing its capital stock or negotiable instruments or other instruments which represent such shares, without applying the prohibition referred to on the first paragraph of article 134 of the General Law on Commercial Companies, as long as: (i) the acquisition of its own shares is made through a domestic stock exchange, (ii) the acquisition and, in such an event, sale through an exchange, is made at market price, except for public offerings authorized by the National Banking and Securities Commission, (iii) the acquisition of its own shares is collected from shareholders equity, in which case the acquired shares may be held by the Company without need of a capital decrease, or, collected from its capital stock, in which case they shall be converted into unsubscribed shares to be held in treasury by the Company, without the need of a resolution by the General Shareholders’ Meeting. In every case, the amount of subscribed capital shall be announced when the authorized capital represented by issued but unsubscribed shares is made public, (iv) the General Shareholders’ Meeting expressly resolves on, for each tax year, the maximum amount of funds that may be used for the acquisition of its own shares, or negotiable instruments or other securities representing such shares, with the sole limitation that the total amount of funds destined for such purposes shall not exceed the sum of the Company’s total net profits, including withheld profits from previous years; (v) the Company is up to date on compliance with its payment obligations derived from debt instruments registered before the National Securities Registry, and (vi) the acquisition and sale of the Company’s shares, or the negotiable instruments representing them, under no circumstance shall give way to exceed the percentages referred to in article 54 of the Securities Market Law or to the noncompliance of maintaining the listing requirements of the stock exchanges in which they trade.

The Board of Directors is authorized to name the persons responsible for the acquisition and placement of its own shares.

As long as the shares, or negotiable instruments representing them, belong to the Company, such securities may not be represented nor voted in Shareholders’ Meetings, nor the corporate and economic rights they entail exercised in any way.

The acquisition and sale of shares provided herein, the reports regarding such transactions shall be filled before the General Ordinary Shareholders’ Meeting, the disclosure provisions regarding financial information, as well as the manner and terms in which such transactions are disclosed to the National Banking and Securities Commission, to the relevant stock exchange and the public in general, are subject to the terms set forth in the Securities Market Law and the general provisions issued by the National Banking and Securities Commission.

ARTICLE NINE. In the event of a situation which may imply a change of Control (as defined below), the following provisions shall be considered:

For purposes herein, the following terms will have the following meanings:

“Shares” means any and all shares which represent the capital stock of the Company, of any Class, Series or denomination, or any instrument, security, right (separable or not, represented or not by any instrument, or resulting from contractual provisions or not from any other instrument), or instrument issued or created based on, referenced to, or whose underlying value is such shares, including ordinary shareholding certificates, deposit certificates or negotiable instruments on such shares, independently from the applicable legislation or the market in which they are placed or in which they were executed or granted, or any rights granted on such shares or convertible in, or exchangeable for, such shares, including instruments and financial derivative transactions, options, warrants and convertible obligations or any similar or equivalent right or instrument, or any complete or partial right with respect or relating to shares representing the capital stock of the Company.

“Voting Agreement” has the meaning set forth herein.

“Affiliate” means (i) regarding Persons that are not individuals, all Persons that directly or indirectly through one or more agents, who Control, are Controlled or are otherwise under the common Control of the first Person, and (ii) regarding any individual, means any past, present or future spouse and any direct or indirect ancestor or descendant, including parents, grandparents, children, grandchildren and siblings, as well as any trust or equivalent agreement executed with the purpose of benefiting any of such individuals.

“Competitor” means any Person dedicated, directly or indirectly, through any mean or Person, vehicle or agreement, predominantly to the Company’s business, provided that the Board of Directors of the Company will be entitled to agree, case by case, to exceptions to the definition of Competitor, through resolutions adopted in terms of these By-Laws.

“Consortium” means the group of Entities, independently from the jurisdiction under which they are incorporated or existing, bound between them by one or more Person (individual) that, conforming or not a Group of Persons, have control of the former.

“Control”, “to Control” or “Controlled” (including the terms “Controlling” and “under common Control”) means regarding any Person, through a Person or Group of Persons, of any nature, regardless of the name they are given (including a Consortium or Business Group) and independently from the jurisdiction under which they are incorporated or existing, (i) the authority to impose, directly or indirectly, by any means, resolutions or decisions, or vetoing or blocking such resolutions or decisions, in any direction, in the General Shareholders’ or Partners’ Meeting, or equivalent colligate bodies, or naming or removing the majority of the directors, managers, executive officers or their equivalent, from such Person; (ii) maintain the ownership of any type of Shares or rights related to them which allow, directly or indirectly, to exercise he vote on more than 50% of the Shares, of any nature, with voting rights of such a Person, and/or (iii) the authority to conduct, determine, influence, veto or impede, directly or indirectly, the policies and/or decisions of the Board of Directors or of the management, the strategy, the activities, the transactions or the main policies of such a Person, be it through the ownership of securities, by written or verbal agreement or contract, or by any other mean, regardless of whether such control is apparent or implicit.

“Group of Persons” means the Persons, including Consortiums or Business Groups, that have, written or verbal, apparent or implicit, direct or indirect (at any level), agreements, of any nature, to make decisions in the same direction or act in the same manner. It is presumed, unless otherwise proved, that there is a “Group of Persons” when:

(i) individuals have cognation, affinity or civil kinship up to the fourth degree, spouses, concubines; and

(ii) the Entities, regardless of the jurisdiction under which they are incorporated, that are a part of the same Consortium or Business Group and the person or group of persons that has Control over such Entities.

“Business Group” means the group of Entities, regardless of the jurisdiction under which they are incorporated or existing, organized under direct or indirect capital stock ownership structures, bound by an agreement, or in any other manner, in which one Entity, of any type, maintains Control of such Entities.

“Significant Influence” means the ownership of rights, of any kind and regardless of the name they are given, that allow, directly or indirectly, by any means, including through a Consortium, Group of Persons or Business Group, exercising voting rights on at least 20% of the capital stock of the Entity.

“20% Ownership” means the ownership or holding, individually or jointly, directly or indirectly, through any Person of at least 20% of the capital stock or its equivalent in an Entity or of any right which such Person or Persons grants the authority to vote on 20% or more of the capital stock of an Entity.

“30% Ownership” means the ownership or holding, individually or jointly, directly or indirectly, through any Person, of 30% or more of the capital stock or its equivalent in an Entity or of any right which such Person or Persons grants the authority to vote or exercise similar rights on 30% or more of the capital stock of an Entity.

“Person” means any individual, Entity or any of its Subsidiaries or Affiliates, of any nature, however they are named, whether they are or aren’t legally existing, and under the legislation of any jurisdiction, or any Consortium, Group of Persons or Business Group which acts or pretends to act in a joint, concentrated or coordinated manner for the purposes herein.

“Entity” means any entity, partnership, limited liability company, company, association, co-investment, joint venture, trust, non-incorporated or legally incapacitated organization or governmental authority or any other economic or commercial association incorporated under any jurisdiction.

“Related Persons” means the Persons that, in regard to the Company, are under any of the following assumptions:

(i)

the Persons that have the Control or Significant Influence in the Entity that, in such an event, is a part of the Business Group or Consortium to which the Company belongs, as well as the relevant directors, managers or executive officers of the Persons which are a part of such Consortium or Business Group;

(ii)	the Persons that have Authority of Command regarding a Person that is a part of a Consortium or Business Group to which, in such an event, the Company belongs;

(iii)

the spouse, concubine and the individuals that have cognation, affinity or civil kinship up to the fourth degree, with individuals that are under the assumptions set forth in subsections (i) and (ii) above, as well as the partners of, or joint co-owners with, the individuals mentioned in such subsections with which business relations are held,

(iv)	the Entities that are a part of the Consortium or Business Group to which, in such an event, the Company belongs; and

(v)	the Entities over which the persons referred to in subsection (i) to (iii) above, exercise Control or Significant influence.

“Authority of Command” means the de facto capacity of decisively influencing the agreements taken by the Shareholders’ Meeting or the meetings of the Board of Directors or in the management, direction and execution of the Entity’s or Entities’ business that, in such an event, is a part of the Business Group or Consortium to which such an Entity belongs or over which it has Significant Influence or which it Controls. It is presumed that a person has authority of command in an Entity, except when proved otherwise, in the following assumptions:

(a) the shareholders or partner that have Control of an Entity or of the Entities that are a part of the Business Group or Consortium to which such an Entity belongs or over which it has Significant Influence or which it Controls;

(b) the individuals which have links with the Entity or the Entities that are a part of the Business Group or Consortium to which such an Entity belongs or over which it has Significant Influence or which it Controls, though lifetime, honorary or any other position with analogous or similar titles;

(c) the Persons that have transmitted the Control over and Entity or Entities that are a part of the Business Group or Consortium to which such an Entity belongs or over which it has Significant Influence or which it Controls, under any title or gratuitously or at a sub-market or sub-accounting value, in favor of individuals with which it has cognation, affinity or civil kinship up to the fourth degree, the spouse or concubine; and

(d) those who instruct directors or relevant executive officers of the Entity or the Entities that are a part of the Business Group or Consortium to which such an Entity belongs or in which it has Significant Influence or exercises Control, in the making of decision or in the execution of transactions in an Entity that is a part of a Business Group or Consortium to which such an Entity belongs or over which it has Significant Influence or which it Controls.

“Strategic Partner” has the meaning assigned to such term in Article Ten herein.

“Subsidiary” means regarding any Person, any entity or any other organization in which a Person owns the majority of the shares which represent the capital stock or equity interests or any other kind of interests with voting rights, or the voting Control of such an entity and/or organization, be it directly or indirectly, or regarding a Person who has the right to name the majority of the directors (or equivalent management body) or its manager.

Securities Acquisition Authorization by the Board of Directors.

Every direct or indirect acquisition, of Shares, or attempt of acquisition of Shares, of any nature and regardless of the name it is given, under any title or legal structure, with the intention of carrying-out, be it in one or several simultaneous or successive transactions or acts of any legal capacity, with no time limitation between them, be it through a or not, in Mexico or abroad, including structured transactions such as mergers, corporate restructures, spin-offs, consolidations, allocations or guaranties executions or other similar transactions or legal acts (any such operation, an “Acquisition”), by one or more Persons, Related Persons, Group of Persons, Business Group or Consortium, requires for its validity the previous, written and favorable resolution by the Board of Directors, each time that the number of Shares that is to be acquired, when added to the Shares owned previously within the Company, if such is the case, results in the acquiring party holding a percentage of the capital stock equivalent or equal to 10%. Once such percentage is reached any subsequent Acquisition of Shares by any such Person, Related Persons, Business Group or Consortium, through which they acquire additional Shares of the Company which represent 2% or more, shall be notified to the Company’s Board of Directors in the Company’s corporate domicile (through the Chairman of the Board with a copy to the Secretary who is not a member of the Board of Directors of the Company). For the avoidance of doubts, no additional authorization is required to carry-out such acquisitions or to execute a Voting Agreement until the ownership percentage in the capital stock is equal or greater than a 20% Ownership.

Previous favorable opinion is also requested from the Board of Directors, in writing, for the execution of written or oral agreements, regardless of their name or title or classification, as a consequence of which voting association, block voting, or binding or joint vote mechanisms or covenants are formed or adopted or certain Shares are combined or shared in any other manner, which implies a change in Control in the Company or an 20% Ownership in the Company (each, a “Voting Agreement” and jointly, the “Voting Agreements”), except for temporary Voting Agreements that are executed in connection with a general shareholders’ meeting, with the purpose of appointing minority members of the Board of Directors.

For such purposes, the Person who individually, or jointly with Related Persons, or, the Group of Persons, Business Group or Consortium which intends to carry-out any Acquisition or executing any Voting Agreement, shall comply with the following:

1. The interested party or parties shall file a written authorization request to the consideration of the Board of Directors. Such request shall be directed and delivered, undoubtedly, to the Chairman of the Board of Directors, with a copy to the Secretary who is not a member of such Board, in the Company’s domicile. The aforementioned request shall be delivered under oath and shall contain the following information:

(i)

the number and class or series of Shares of the applicable Person or Persons and/or any Related Persons thereof, or, the Group of Persons, Business Group or Consortium (A) be it an owner or co-owner, directly or through any Person or Related Person, and/or (B) regarding the Shares over which a Voting Agreement has been executed;

(ii)

the number and class or series of Shares that it intends to acquire, through the Acquisition, whether directly or indirectly, by any means, or that is the subject of a Voting Agreement, plus the minimum price payable per Share intended to be acquired through the Acquisition;

(iii)

(A) the percentage which the Shares mentioned in subsection (i) above represents of the total of Shares issued by the Company, and (B) the percentage that the sum of the Shares referred to in subsections (i) and (ii) above represent from the total amount of Shares issued by the Company, provided that for such purposes they may consider the total number of shares reported by the Company to the stock exchange in which they are listed;

(iv)

the identity and nationality of the Person or Persons, Group of Persons, Consortium or Business Group that intends to carry-out the Acquisition or execute a Voting Agreement, provided that if any of them is an Entity, the identity and nationality of each of the partners, shareholders, founders, beneficiaries or any equivalent thereto that in the end has, direct or indirect Control of such Entity, shall be specified;

(v)

the reasons and objectives due to which they intend to carry-out an Acquisition or execute a Voting Agreement, particularly mentioning if they intend to acquire, directly or indirectly, (A) additional shares to those referred in the authorization request; (B) a 20% Ownership; (C) Control of the Entity; or (D) Significant Influence in the Company, as well as the intended role with respect to the policies and management of the Company, and any amendment they would like to propose with respect to the policies and management of the Company;

(vi)

if they have direct or indirect ownership (and the amount of such ownership) in the capital stock or in the management and operation of a Competitor or any Related Person to a Competitor, or if they have any economic relationship with a Competitor or with any Related Person to a Competitor, or if any of their Related Persons is a Competitor;

(vii)

if they have the authority to acquire Shares or execute a Voting Agreement, in accordance with what is provided herein and in the applicable legislation, in such an event, if they are in the process of obtaining any consent or authorization, from any person, and the terms and deadlines in which they expect to obtain them;

(viii)

the origin of the funds they intend to use to pay the price of the Shares requested; provided that in funds obtained from financing, the requesting party shall specify the identity and nationality of the Person providing such funds and if such Person is a Competitor or a Related Person to a Competitor, and the documentation that evidences corresponding the financing agreement and the terms and conditions of such financing. The Board of Directors may request from the Person that sends such a request, if considered necessary to guarantee the payment of the corresponding acquisition price and before granting authorization in accordance with the above, additional evidence regarding the financing agreement (including evidence that there are no conditions under such an agreement) or, the formation or granting of a (A) bail, (B) guarantee trust, (C) irrevocable letter of credit, (D) deposit, or (E) any other type of guarantee, up to the equivalent amount of 100% of the price of the Shares that are to be acquired or that are the subject matter of the corresponding transaction or agreement, naming the shareholders, directly or through the Company, as beneficiaries, with the purposes of securing the compensation of the losses and lost profits that the Company or its shareholders may suffer as a consequence of the incorrect information presented or of the request, or for any action or omission of the petitioner, directly or indirectly, or as a consequence of the impossibility to complete the relevant transaction, for any cause, related or not to the financing;

(ix)	the identity and nationality of the financial institution that would act as broker, in the event that the corresponding Acquisition is though public offering;

(x)

in such an event, if it is a public offering, copy of the offering memorandum or similar document, that has the intention of being used for the acquisition of the Shares or pertaining to the corresponding transaction or agreement, complete as of such date, and a representation stating if such has been authorized by the competent authorities (including the National Banking and Securities Commission); and

(xi)	a domicile in Mexico City, Mexico, to receive notices regarding the filled request.

In the event that the Board of Directors resolves, due to the impossibility of knowing certain information upon receiving the corresponding request, that such information may not yet be disclosed or for other reasons, the Board of Directors may, at its entire discretion, waive the compliance of one or more of the aforementioned requirements.

2. Within the 15 business days following the date upon which the request referred to in paragraph 1 above has been received, the Chairman or non-member Secretary shall call to a Meeting of the Board of Directors to consider discuss and resolve the matter of the requested authorization. Calls to meetings of the Board of Directors shall be made in writing and sent in accordance with the provisions set forth herein.

3. The Board of Directors may request from the Person intending to carry-out the Acquisition or execute the corresponding Voting Agreement, additional documentation and clarifications as it sees fit to adequately analyze the request, to agree upon the authorization request it has been filed, provided that any request of such nature on behalf of the Board of Directors shall be made during the subsequent 20 calendar days following the receipt of the request, and provided that such request will not be considered as final and complete until the Person who intends to carry-out the Acquisition or execute the Voting Agreements, files all the additional information and make all the clarifications requested by the Board of Directors.

The Board of Directors shall resolve any authorization request it receives in the terms herein within a 90 calendar day term following the delivery of the request or on the date in which such request is finalized as stated in the paragraph above.

The Board of Directors shall issue a resolution approving or rejecting the request; provided that in case the Board of Directors does not issue its resolution within the aforementioned 90-day period, the request shall be deemed as rejected. In any case, the Board of Directors will act in accordance with the guidelines set forth in the second paragraph of the “General Provisions” stated below and shall justify their decision in writing.

4. To consider a meeting of the Board of Directors duly called to order, by first or subsequent call, to deal with any matter regarding an authorization request or agreement referred herein, the assistance of at least 66% of its incumbent members or their alternates is required. The resolutions taken will be valid when taken by 66% of the members of the Board of Directors.

5. In the event that the Board of Directors authorizes the requested Share Acquisition or the execution of a proposed Voting Agreement, and such acquisition, transaction or agreement implies or results in (i) the acquisition of a 30% Ownership or more without resulting in a change of Control, in addition to any authorization request provided in this Article, the Person or Group of Persons intending to carry out the Acquisition or celebrate the Voting Agreement, shall carry out a tender offer for the percentage of the Company’s capital stock equivalent to the proportional amount of outstanding Shares intended to be purchased or for 10%, whichever is greater, previous to the acquisition of the Shares or the execution of the respective Voting Agreement subject to authorization, under the conditions authorized, in its case, by the Board of Directors; or (ii) a change of Control, additionally to any request of authorization set forth herein, the Person or Group of Persons desiring to carry out the Acquisition or execute the Voting Agreement, prior to the Acquisition or execution of the Voting Agreement for which they are requesting authorization, shall make a tender offer for 100% of the outstanding Shares, in accordance with the terms approved by the Board of Directors.

The tender offer referred in the paragraph above shall be completed within 90 days following the date on which the authorization was granted by the Board of Directors, provided that such term may be extended by an additional 60 calendar days in the understanding that any relevant governmental authorizations required for such purposes are still pending.

The price to be paid for each of the Shares will be the same, regardless of their class or series.

In the event that the Board of Directors receives, at or before the Acquisition has concluded of the execution of a Voting Agreement is finalized, an offer from a third party, stated in a request to carry-out an Acquisition of at least the same amount of Shares, in better terms for the owners and shareholders of the Company (including type of compensation and price), the Board of directors will have the authority to consider and, in such an event, authorize such a second request, suspending the authorization previously granted, and submitting to the consideration of such a Board of Directors both requests, in order for the Board of Directors to approve the request it considers convenient, provided, that any approval shall have no effects on the obligation of carrying out a tender offer pursuant to Article Nine herein and the applicable law.

6. Share Acquisitions that do not imply (A) the acquisition of a 20% Ownership, or (B) a change of Control, may be registered in the Stock Registry Book of the Company, once duly authorized by the Board of Directors and once such transactions have concluded. Share Acquisitions or Voting Agreements that imply (A) the acquisition of a 20% Ownership, or (B) a change of Control, may be registered in the Stock Registry Book of the Company until the moment upon which the tender offer referred to herein has been concluded. Consequently, in this case it will not be possible to exercise the rights arising from the Shares until such tender offer is concluded.

7. The Board of Directors may deny its authorization for a requested acquisition or for the execution of a proposed Voting Agreement, in which case it will inform in writing, the basis and reasons for such denial, The requesting party will have the right to request and hold a meeting with the Board of Directors, or with an ad-hoc committee appointed by the Board of Directors, to explain, extend or clarify the terms of its request, as well as manifest its position through a written document filed before the Board of Directors.

General Provisions

For the purposes herein, it is to be understood that Shares belong to the same Person, when such Shares are (i) owned by any Related Person, or (ii) owned by any Entity, provided that such Entity is owned by the aforementioned Person. Likewise, it will be deemed as the same Person for the purposes herein, the Person or Group of Persons that jointly or coordinately or concentrated with others acquire shares regardless the legal acts that originated such transaction, whether simultaneous or successive. The Board of Directors, considering the definitions contemplated herein, will resolve if one or more Persons that intend to acquire Shares or execute Voting Agreements shall be considered as the same Person for the purposes set forth herein. In such determination that in fact or in law is held by the Board of Directors may be considered.

In the assessments made to authorization requests referred herein, the Board of Directors shall take into consideration the following factors and any other as deemed pertinent, acting in good faith and in the best interest of the Company and its shareholders and in compliance with their duties of loyalty and diligence in terms of the Mexican Securities Market Law and these By-Laws: (i) the price offered by the potential buyer and the type of compensation planned as part of such offer; (ii) any other relevant terms or conditions included in such offer such as the viability of the offer and the origin of the funds to be used for the Acquisition; (iii) the credibility and moral solvency and reputation of the potential buyer; (iv) the effect of the proposed Acquisition or the proposed Voting Agreement in the business of the Company, including its financial and operational position as well as its business prospects; (v) potential conflicts of interest (including those derived from the Person making the request is a Competitor, or an affiliate of a Competitor, as described in the paragraphs above) in the event that the Acquisition or Voting Agreement is not on 100% of the Shares; (vi) the reasons stated by the potential buyer to carry-out the Acquisition or execute the Voting Agreement; and (vii) the quality, precision and truthfulness of the information provided in the potential buyer’s request.

If the Acquisition of Shares or the execution of a Voting Agreement is to take place, without complying with the requirement of obtaining authorization from the Board of Directors, the Shares regarding such Acquisition or in connection with such Voting Agreement will not grant any rights to vote in any Shareholders’ Meeting of the Company, at buyer’s, group of buyers’ or parties’ to the relevant contract, agreement or covenant liability. The Shares of such Acquisition or Voting Agreement that have yet to be approved by the Board of Directors shall not be registered in the Company’s Stock Registry Book, and the entries made beforehand shall be cancelled, and the Company shall not acknowledge or give any value to the records or listings referred to in article 290 of the Securities Market Law, or any other provision which might substitute it from time to time and other applicable provisions, and shall not be considered as proof of ownership of Shares or grant assistance rights for the Shareholders’ Meetings, or no legitimacy for the exercise of any legal action, including those of procedural nature.

The authorizations granted by the Board of Directors as referred herein, will have no effect if the information and documentation on which the authorization was based and granted is not or seizes to be true, complete and/or legal.

In the event of any failure to comply on what is set forth herein, the Board of Directors may adopt, among others, the following measures (i) the reversion of the undertaken transactions, with mutual restitution to the parties thereto, or (ii) the sale of the Shares of such Acquisition, to an interested third party approved by the Board of Directors at the minimum reference price resolved by the Board of Directors.

What is provided herein will not be applicable to (i) Share Acquisitions made through legacy or inheritance, or to affiliates or vehicles wholly controlled by the Person carrying out the transfer, (ii) Share Acquisition or the execution of a Voting Agreement by the Company, or by a trust formed by the Company, (iii) Share Acquisition made by a Strategic Partner, or (iv) the transfer into a control trust or similar entity which the shareholders at any moment in the future may form at the time of an initial public offering of the Company’s Shares in Mexico.

The provisions herein will apply in addition to the statutes and general rules regarding the acquisition of securities in the markets in which the Shares, or other securities issued referred to such shares, or rights derived therefrom are listed. In the event that this provision counters, in part or in whole, any laws or general provisions, then the law or the general provisions pertaining to acquisition of securities shall prevail.

This Article will be registered in the Public Registry of Commerce of the Company’s domicile and shall be transcribed in the share certificates representing the Company’s capital stock, in order to be valid against third parties.

The provisions contained herein may only be amended or removed from the By-Laws, through a favorable resolution of at least 95% of the Company’s Shares at the time.

ARTICLE TEN. The Strategic Partners shall hold the shares representing capital stock of the Company, as well as the number and percentage over the total amount of all the outstanding shares representing the capital stock of the Company, at all times, in accordance with the Strategic Partners Agreement entered into by the Company with such Strategic Partners.

Pursuant to article 367 of the Securities Market Law, the alienations or acquisitions of the shares representing the capital stock or the credit instruments representing such shares, carried-out by such Strategic Partners under the Strategic Partners Agreement, shall not be subject to the restrictions set forth in article 366 of the Securities Market Law or shall not require to be made through a public offering or auctions authorized by the National Banking and Securities Commission, provided that the Company discloses such circumstance to the stock exchange in which the shares representing its capital stock are listed, through the means that the latter determines. The Strategic Partners Agreement shall set forth the terms and conditions under which such acquisitions or alienations shall be made.

For the purposes set forth herein, the following terms shall have the meanings indicated below:

“Strategic Partners Agreement” means the agreement entered into between the Strategic Partners and the Company pursuant to which, among other things they shall agree upon on terms on which (i) the warrants exercisable for Series “A” Shares shall be acquired in terms of a private placement and the manner in which they will be exercised (including the cashless exercise) and other covenants related to the issuance of new warrants in the event of early termination or any amendment not convened by such Strategic Partners, and lock-up provisions in respect thereof, (ii) the acquired Series “B” Shares shall be converted on a one-for-one basis (subject to equitable adjustments for stock splits, share dividends, reorganizations, recapitalizations or other similar conditions), as well as any applicable waiver and lock-up provisions in respect thereof, (iii) waivers with the respect to any claim or right of any kind they might have against funds deposited in an escrow account or any objections against, or any actions with the respect to, any applicable cash reimbursement to Series “A” Shares due to capital reductions, (iv) the Company shall be indemnified against any and all loss, liability, claim, damage and expense whatsoever to which the Company may become subject as a result of any claim by (a) any third party for services rendered or products sold to the Company or (b) a prospective target business with which the Company has entered into an acquisition agreement, and (v) any other anti-dilution right to which they may be entitled as Series B shareholders.

“Strategic Partners” means Vista Sponsor Holdings, L.P., Miguel Galuccio, Pablo Vera Pinto, Juan Garoby and Alejandro Cherñacov.

ARTICLE ELEVEN. The capital stock increases shall be made pursuant to resolutions adopted by the General Shareholders’ Meeting.

The increases of capital stock in its fixed portion shall be approved by resolutions adopted in Extraordinary Shareholders Meetings, with a corresponding amendment to these By-Laws, while the increases of capital sock in its variable portion shall be approved by resolution adopted in Ordinary Shareholders Meetings, which shall be formalized before a notary public, without it being necessary that the relevant public deed is recorded before the Public Registry of Commerce of the Company’s corporate domicile.

In said Meetings, as appropriate, any agreements will be taken in order to set forth the terms and conditions in which said increase shall be made, authority that may be delegated to the Board of Directors.

Additionally, capital increases arising from the capitalization of stockholders’ equity accounts may be carried out, pursuant to article 116 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and any other applicable provisions, through payment in cash or in kind, capitalization of liabilities or by any other means allowed by the applicable law. In the increases by means of capitalization of stockholders’ equity accounts, all shares shall have the right to the proportional part that corresponds to them accordingly, without it being necessary to issue new shares representing the increase.

Capital increases, except for those arising from the acquisition by the Company of its own securities, shall be recorded in the Capital Variation Registry Book, which the Company shall open and maintain pursuant to article 219 of the General Law on Commercial Companies, or any other provision that replaces it from time to time, and other applicable provisions.

Except for the assumptions listed in the first paragraph of this Article, shareholders shall have in proportion to the number of shares they hold when the relevant increase is resolved, the preemptive right to subscribe the new shares issued or put into circulation to represent the relevant increase. The foregoing, provided that such preemptive right shall be exercised within 15 calendar days, following the date on which the relevant increase has been published in the electronic system of the Ministry of Economy.

Once the period referred to in the immediately preceding paragraph has expired, and there are still shares pending to be subscribed, these may be offered for their respective subscription and payment, (i) at the price and under the terms and conditions under which they were offered to the shareholders, as resolved by the Board of Directors, or (ii) in any other terms determined by the Board of Directors, to the extent they are not more favorable than those under which the shares were offered to the shareholders.

If in any case, the shares are not subscribed, they may be kept by the Company in its treasury or, otherwise, they may be cancelled, in both cases a prior capital decrease shall be resolved by a Shareholder’ Meeting to the extent necessary.

ARTICLE TWELVE. The capital stock of the Company shall be reduced upon resolutions by the Ordinary or Extraordinary Shareholders’ Meeting, in accordance with the provisions set forth in this Article, except for (i) the separation of shareholders referred to in article 206 of the General Law on Commercial Companies or any other provision that replace it from time to time, and other applicable legal provisions; and (ii) the acquisition of its own shares by the Company in accordance with the By-Laws and the Securities Market Law and other applicable legal provisions.

In any case, reductions of the capital stock of the Company may only be effected by means of cash reimbursements to the shareholders, in accordance with article 9 of the General Law on Commercial Companies, precisely in the terms resolved by the General Shareholders’ Meeting.

Reductions in the fixed portion of the capital stock of the Company shall be made upon resolutions adopted by the Extraordinary Shareholders’ Meeting, amending for such purposes the By-Laws of the Company and formalizing the relevant minute before a notary public. On the other hand, reductions in the variable portion of the capital stock shall be made upon resolutions adopted by the Ordinary Shareholders’ Meeting, which shall be formalized before a notary public, without it being necessary to record the relevant public deed before the Public Registry of Commerce of the Company’s corporate domicile; provided that when the shareholders exercise their separation right or when the decreases are a result of the acquisition by the Company of shares representing its own capital stock, no resolution from the Shareholders’ Meeting will be needed.

Reductions of the capital stock may be resolved to absorb losses in the event that any shareholder exercises its right of separation in terms of article 206 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions, as well as a result of the reacquisition by the Company of shares representing its own capital stock pursuant to these By-Laws, or in any other case allowed under the applicable law.

Capital increases to compensate losses will be carried out proportionally among all shares representing the capital stock, without need to cancel shares as they have no expressed par value.

Shareholders who are holders of securities that are a part of the variable portion of the capital stock, may not exercise their right of withdrawal referred to in article 220 of the General Law on Commercial Companies, or any other provision that the replaces it from time to time, pursuant to article 50 of the Securities Market Law or any other provision replacing it from time to time, and other applicable legal provisions.

All capital reductions shall be duly registered in the Capital Variations Registry Book pursuant to article 219 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions, except for reductions resulting from the acquisition of shares carried-out by the Company.

ARTICLE THIRTEEN. The Company may carry out the redemption of shares with distributable profits without need to reduce the capital stock, provided that, in addition to complying with the provisions of article 136 of the General Law on Commercial Companies or any other provision replacing them from time to time, and other applicable legal provisions, it complies with the following:

(i) If the redemption is intended to redeem all the shareholders, such redemption shall be made in such a way that once the relevant redemption is carried out, the shareholders shall continue to have the same proportion of shares they had before the relevant redemption took place.

(ii) If the redemption is intended to redeem shares that are listed in a stock exchange, such redemption will be made through the acquisition of its own shares on such said stock exchange in accordance with the terms and conditions resolved by the corresponding Shareholders’ Meeting, which may delegate to the Board of Directors or special deputies the authority to determine the system, prices, terms and other conditions for that end. Once adopted, the relevant resolutions shall be published in the electronic system handled by the Ministry of Economy.

(iii) The redeemed shares and the certificates representing them shall be cancelled, with the corresponding capital decrease.

ARTICLE FOURTEEN. In the event that the Company decides to cancel the registration of its shares before the National Securities Registry, by a resolution adopted in an Extraordinary Shareholders’ Meeting, with a favorable vote of at least 95% of the shareholders representing the capital stock of the Company, or by resolution of the National Banking and Securities Commission, prior to such cancellation, the Company shall carry out a tender offer within a maximum period of 180 calendar days counted as of the moment in which the demand or authorization from the National Banking and Securities Commission, as the case may be, becomes effective, in accordance with article 108 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions. That offer shall be directed solely to those Persons not belonging to the group of shareholders that exercise Control over the Company.

Shareholders exercising control (as defined in the Securities Market Law) will be collaterally liable before the Company for the compliance of the provisions of this Article, in case of a cancellation demand from the National Banking and Securities Commission.

In order to comply with the provisions of article 108 of the Mexican Securities Market Law, and pursuant to its article 101, the Board of Directors of the Company shall prepare, no later than the 10th business day after the beginning of the tender offer, hearing the Audit and Corporate Practices Committee, and shall disclose to the investing public, its opinion with respect to the price of the tender offer and the conflict of interests that, as the case may be, each of the members of the Board of Directors has in connection with the offering. Such opinion may be accompanied with another one issued by an independent expert. Likewise, the members of the Board of Directors and the Chief Executive Officer of the Company shall disclose to the public, along with the aforementioned opinion, the decision they will take with respect to the shares or securities referred to shares they own.

ARTICLE FIFTEEN. The provisional certificates and the stock certificates of the Company shall comply with the provisions contained in article 125 of the General Law on Commercial Companies or any other provision replacing it from time to time and other applicable provisions, and shall contain the full text of Articles Five and Nine hereof, and shall be signed by 2 (two) members of the Board of Directors.

In addition, the stock certificates representing the shares may or may not differentiate between the shares representing the minimum fixed portion and those shares representing the variable portion of the capital stock of the Company.

In case of stock certificates deposited in an institution for the securities depository, the Company may, prior approval of the institution for the securities depository, deliver multiple certificates or a single certificate that represent the shares subject to the issuance and deposit, and the institution itself shall prepare the entries necessary to determine the rights of the respective depositors.

In the event mentioned in the immediately preceding paragraph, the certificates representing them will be issued with the mention of being deposited in the institution for the securities deposit in question, without the need to express in the document the name, the address, nor the nationality of the holder.

The Company may issue certificates without adhered coupons. In this case, the records issued by the corresponding institution for the deposit of securities shall serve as such accessory coupons for all legal purposes, in terms of the Securities Market Law.

The certificates may be issued electronically in the form of a data message with advanced electronic signature in accordance with the provisions of the Commercial Code and in accordance with the general provisions issued by the Mexican Central Bank, including, among others, the certificates that may be issued using electronic means, as well as the specific and security characteristics that they shall meet for such purposes. Certificates issued in print media may be electronically substituted in the terms of this paragraph in accordance with the general provisions issued by the Mexican Central Bank.

ARTICLE SIXTEEN. The Company shall keep a Stock Registry Book, in accordance with what is set forth in articles 128 and 129 of the General Law on Commercial Companies, or any other provision replacing them from time to time, as well as article 290 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions. The Shareholders’ Meeting or the Board of Directors of the Company shall resolve as registrar agent, the Secretary of the Company, an institution authorized to deposit securities, a Mexican credit institution or any other person.

The Company shall consider as legitimate holder of the shares representing the capital stock of the Company, the person whose name is registered in the Stock Registry Book.

In the event that the shares representing the capital stock of the Company are placed in a securities market, the indication of said circumstance and of the institution for the deposit of securities in which the certificate or certificates representing them will be sufficient for its registration in such book, and, in such case, the Company will recognize as shareholders those who prove such character with the certificates issued by the relevant institution for the securities deposit, supplemented by the relevant list of holders of shares formulated by those who appear as depositors in the records, in accordance to Article 290 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions.

The Stock Registry Book shall be closed from the date on which the certificates are issued pursuant to Article 290 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions, until the next business day following the respective Meeting. During such periods no registration will be made in the said book.

CHAPTER III

SHAREHOLDERS’ MEETINGS

ARTICLE SEVENTEEN. The General Shareholders’ Meeting is the supreme body and authority of the Company. General Shareholders’ Meetings may be Ordinary or Extraordinary, as well as Special Shareholders’ Meetings; and shall always be held in the corporate domicile, except for cases of force majeure or acts of God.

General Extraordinary Shareholders’ Meetings shall be held to approve any of the matters referred to in article 182 of the General Law on Commercial Companies, articles 48, 53 and 108 of the Securities Market Law, or any other provisions replacing them from time to time, and other applicable provisions, as well as those mentioned in Articles Nine and Nineteen of these By-Laws. All other meetings shall be General Ordinary Shareholders’ Meetings, including those meetings which deal with increases and reductions to the variable portion of the capital stock.

Any act or series of acts by means of which the Company intends to carry out one or more mergers, asset acquisitions, stock purchases, share exchanges, participation, interest purchases, combinations, consolidations, reorganizations or other similar business combination, however named, with one or more businesses of all types of commercial or civil corporations, associations, companies, trusts or any other entities, whether they have or not legal capacity and incorporated or existing in accordance with the laws of any jurisdiction, shall be previously approved by the General Shareholders’ Meeting, which shall be called with at least 15 calendar days in advance for the first, second or further calls. In addition to the foregoing, the following information shall be made available, in English and in Spanish, to the shareholders with at least 30 calendar days prior the date on which the General Shareholders’ Meeting shall be convened to approve the acts (or group of acts) referred above: (i) a document or information brochure (folleto informativo), as applicable, summarizing material information in connection with such relevant acts or series of acts, same which shall be furnished in accordance with the Securities Market Law, the Ancillary Securities Market Regulations (Disposiciones de Carácter General aplicables a las Emisoras de Valores y a otros Participantes del Mercado de Valores) issued by the National Banking and Securities Commission, as well as with the otherwise applicable legal framework, in such a manner that it allows the shareholders to make an informed decision regarding the execution of such acts or series of acts; and (ii) the necessary or required financial information in accordance with the applicable legal framework, in connection with the acts or series of acts; provided, however, that if applicable due to the nature or aggregate value of the previously referred acts (or series of acts), the Company will be required to obtain the necessary approvals from, and conduct the required approval procedures with the relevant authorities, including, but not limited to, the National Banking and Securities Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.). The information set forth in subsection (ii) above regarding the last fiscal year and the 6 month term, shall be reviewed by an external auditor.

The Special Shareholders’ Meetings shall be those installed to handle any matter that may affect the rights granted to the holders of a series of shares of the Company, and shall be subject to the applicable provisions that were established for the Extraordinary Shareholders’ Meetings in these By-Laws, in connection with installation and voting quorum and minutes formalization.

ARTICLE EIGHTEEN. An Ordinary Shareholders’ Meeting shall be held at least once each year within the first 4 months following the end of the fiscal year in order to approve the matters listed in the relevant Agenda, the matters referred to in article 181 of the General Law on Commercial Companies, or any other provision replacing it from time to time, as well as the following:

(i) Discuss, approve or modify the reports of the Chairmen of the Audit Committee and of the Corporate Practices Committee.

(ii) Discuss, approve or modify the report of the Chief Executive Officer, pursuant to articles 28, Section IV, and 44, Section XI, of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions.

(iii) Discuss, approve or modify the report of the Board of Directors in terms of subparagraph b) of article 172 of the General Law on Commercial Companies, or any other provision replacing it from time to time.

(iv) Review the opinion of the Board of Directors regarding the content of the Chief Executive Officer’s report.

(v) Decide on the application of profits, if any.

(vi) Appoint the members of the Board of Directors, the Secretary and Deputy Secretary and the members of the committees, as well as their respective substitutes, as the case may be, and appoint or remove the Chairmen of the Audit Committee and the Corporate Practices Committee.

(vii) Qualify the Directors who have the nature of independent.

(viii) As the case may be, designate the maximum amount of corporate funds that may be used for the repurchase of securities issued by the Company.

(ix) Approve the transactions that the Company intends to carry out in the course of a fiscal year, when such transactions, or a series of transactions considered together on an aggregate basis based on certain shared characteristics (as determined by the Securities Market Law) represent an amount that is 20% or more of the consolidated assets of the Company, determined on the basis of the value of our consolidated assets at the end of the immediately preceding quarter; provided that in such Meetings, the shareholders holding shares with voting rights, including limited or restricted, may vote.

(x) Any other matter that should be handled by the Ordinary General Shareholders’ Meeting in accordance with the applicable law or which is not specifically reserved to an Extraordinary General Meeting.

ARTICLE NINETEEN. The Extraordinary General Meetings shall handle any of the matters referred to in article 182 of the General Law on Commercial Companies, or any other provision replacing it from time to time. In addition, they will handle any of the matters listed below:

(i) Provide in the By-Laws measures aimed to prevent the acquisition of securities that grant Control of the company.

(ii) Capital increase under the terms of article 53 of the Securities Market Law, or any other provision replacing it from time to time.

(iii) Cancellation of the registration of the shares representing the capital of the Company, or the certificates representing them in the National Securities Registry.

(iv) Amend the Company’s By-Laws.

(v) Cancellation by the Company of shares representing the capital stock with distributable profits and issuance of dividend certificates or limited-voting, preferential or any other kind of shares different from ordinary shares.

(vi) Other matters for which the applicable law or the By-Laws expressly require a special quorum.

ARTICLE TWENTY. The Shareholders’ Meetings may be called by the Board of Directors, the Chairman or the Secretary nonmember of the Board of Directors, by any of the Audit

Committee or Corporate Practices Committee. The holders of shares with voting rights, for each 10% holding of the capital stock individually or collectively represented, may request to the Chairman of the Board of Directors or to the relevant Committee, without meeting the percentage set forth in article 184 of the General Law on Commercial Companies, the execution of a Meeting.

In addition, the holder of a share may request a meeting is carried out when one of the assumptions set forth in article 185 of the General Law on Commercial Companies is complied, or any other provision replacing it from time to time, and other applicable provisions. If a call is not made within the 15 days following the request date, a Civil or District Court Judge of the Company’s domicile, will make such a call at the request of any interested shareholder, who must prove the ownership of their shares for such purposes.

The calls for the Shareholders’ Meetings shall be published in the electronic system established by the Ministry of Economy for such purposes and may be published in one of the newspapers of largest circulation in the corporate domicile of the Company, within at least 15 calendar days, in advance of the date on which the relevant Meeting is intended to take place, in terms of article 186 of the General Law on Commercial Companies or any other provision replacing it from time to time, and other applicable provisions.

From the date of the call, to the date on which the relevant Meeting is held, the Company will make available to the shareholders, in its offices, immediately and free of charge, all the information it deems necessary for the Meeting, including the forms referred to in the section III of article 49 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions.

The Shareholders’ Meetings may be held without prior call in the event that all the shares representing the capital stock with voting rights or the relevant series of shares (in the event of a Special Meeting) are present or represented at the time of the voting.

Notwithstanding the foregoing and in accordance with the second paragraph of article 178 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions, the shareholders may take unanimously resolutions outside of a Meeting, which will have the same validity and effectiveness as if they had been taken in a Shareholders’ Meeting, as long as the resolutions are in writing.

ARTICLE TWENTY ONE. The shareholders may be represented at the Shareholders’ Meetings by an attorney-in-fact that has a power-of-attorney granted pursuant to the forms referred to in section III of article 49 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions, or pursuant to a power of attorney granted pursuant to applicable law.

To be admitted to the Shareholders’ Meetings, the shareholders shall be duly registered in the Stock Registry Book managed by the Company in accordance with article 128 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions, or as the case may be, present the certificates issued by Institution for the Securities Deposit (S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.), or any other institution that acts as depositary of securities in terms of the set forth in the Securities Market Law.

To assist to a Special or General Shareholders’ Meeting of the Company, the relevant shareholder must prove to the Secretary nonmember of the Board of Directors of the Company, that such a shareholder is not under the assumptions that require approval by the Board of Directors of the Company set forth in article Ninth herein.

ARTICLE TWENTY TWO. The Ordinary and Extraordinary General Shareholders’ Meetings shall be chaired by the Chairman of the Board of Directors and in his absence, by the person appointed by the Meeting, by the majority votes of the shares present.

The Secretary nonmember of the Board of Directors or the Deputy Secretary shall act as Secretary of the Shareholders’ Meetings and in his/her absence, the person appointed by the Shareholders’ Assembly by the majority votes of the shares present.

The Chairman of the Meeting shall appoint 1 or more inspectors from the shareholders, shareholders’ representatives or invitees attending to the relevant Meeting, who shall determine the existence or absence of a quorum, and shall count the votes cast when the Chairman of the Meeting requests it.

The relevant Meeting’s Minutes shall be prepared by the Secretary, and shall be signed by the Chairman and the Secretary of the Meeting, as well as by the individuals who acted as inspectors. Any records regarding such meetings that were not able to transact matters because of a lack of quorum shall also be signed by the Chairman, the Secretary and the inspectors of the relevant meeting.

ARTICLE TWENTY THREE. The Ordinary Shareholders’ Meetings shall be considered as legally convened, upon first call, if at least 50% of the ordinary shares representing the outstanding capital stock of the Company, and their resolutions will be valid when they have been approved by simple majority of the represented shares present at such Meeting, that have voting rights. In case of second or further calls, the General Ordinary Shareholders’ Meetings shall be legally convened, regardless of the number of shares present or represented at such a Meeting, and the resolutions shall be approved by simple majority of the shares with voting power present or represented at such a Meeting.

The Extraordinary General Shareholders’ Meetings shall be considered as legally convened upon first call, if at least 75% of the shares representing the outstanding capital stock of the Company are present or represented at such Meeting. In case of second or further calls, the Extraordinary General Shareholders’ Meetings shall be legally convened if more than 50% of the shares representing the outstanding capital stock of the Company are present or represented at such Meeting.

The resolutions taken by an Extraordinary General Meeting, irrespective of whether they are legally convened upon first, second or subsequent call, will be valid if they are adopted by more than 50% of shares representing the outstanding capital stock of the Company present or represented at such Meeting, except for the case provided in (i) article nineteen, paragraph (iii), of these By-Laws, case in which the affirmative vote of 95% of shares representing the outstanding capital stock of the Company present or represented at such Meeting, will be required, and (ii) Article Nineteen, paragraph (iv), of these By-Laws, case in which the affirmative vote of 65% of shares representing the outstanding capital stock of the Company present or represented at such Meeting, will be required.

ARTICLE TWENTY FOUR. The Shareholders’ Meetings minutes and the resolutions adopted unanimously by the shareholders in lieu of a Meeting, as applicable, shall be transcribed in the Shareholders’ Meetings Minutes’ Book. Files containing copies of the minutes from each Meeting or unanimous resolutions along with attendance lists, proxies, calls copies, if any, and documents submitted to discussion, such as Board of Directors reports, financial statements of the Company and other relevant documents shall be formed and kept.

In the event on which the transcription of any minute of a Meeting or the resolutions adopted unanimously by the shareholders outside of a Meeting cannot be registered in the Meetings’ Minutes’ Registry Book, such minutes or resolutions shall be formalized before a notary public in Mexico.

The Shareholders’ Meetings’ minutes, as well as the records regarding such Meetings that were not able to be executed for lack of quorum, shall be signed by the Chairman and Secretary of such Meeting.

ARTICLE TWENTY FIVE. The Company shall grant the following minority rights:

(a) Pursuant the provisions set forth in section III of the article 50 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions, the holders of the shares with voting rights (even limited or restricted) represented in an Ordinary or Extraordinary General Meeting, for every 10% of the capital stock they hold either individual or jointly, may request to be postponed for 1 time only, for 3 calendar days and without a new call needed, the voting in any matter on which they consider are not sufficiently informed, notwithstanding the percentage provided in the article 199 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions.

(b) The holders of the shares with voting rights (even limited or restricted) that individually or jointly represent the 20% or more of the capital stock, may judicially oppose to the resolutions adopted in the General Meetings regarding the ones on which they have voting right, notwithstanding the percentage referred to in article 201 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions.

(c) The shareholders that, individually or jointly, are holders of the shares with voting rights (even limited or restricted or without voting right) that represent the 5% or more of the capital stock, shall execute directly the action of liability against any Directors, Chief Executive Officer or any other relevant officer for failing to comply the diligence and loyalty duties, in favor of the Company or the legal entity that this one manages or in the one that has a significant influence.

(d) The shareholders that, individually or jointly, hold shares with voting rights (even limited or restricted or without voting right) for each 10% or more of the capital stock represented, shall appoint and/or remove from office through a General Shareholders Meeting, a member of the Board of Directors. Such member may only be removed from office if all the members of the Board of Directors are removed, in which case the members who were removed shall not be appointed again during the 12 months following from the date of such removal.

CHAPTER IV

MANAGEMENT AND SURVEILLANCE

ARTICLE TWENTY SIX. The management of the Company shall be in charge of a Board of Directors. The Board of Directors shall be formed by a maximum of 21 members, pursuant the relevant resolution adopted by the Shareholders’ Meeting, of which at least the 25% shall be independent, pursuant the terms set forth by the articles 24 and 26 of the Securities Market Law, or any other provision replacing it from time to time and other applicable provisions.

For each Director a respective alternate may be appointed, provided, however, that the alternate Directors of the independent Directors shall have the same capacity.

Independent Directors shall mean any of such persons selected by their experience, capacity and professional reputation who comply with the requirements set forth in the article 26 of the Securities Market Law or by any other provision replacing it from time to time and any other provision provided by the National Banking and Securities Commission.

It will correspond to the Ordinary General Shareholders’ Meeting to qualify the independence of the Directors. The National Banking and Securities Commission, prior to a hearing right of the Company and the relevant Director concerned, may reject the independence qualification of any Director, when there are existing elements that prove the lack of independence, within a term of 30 business days from the notice made by the Company.

ARTICLE TWENTY SEVEN. The members of the Board of Directors, may be or may not be shareholders of the Company, shall remain in duties until removed and the persons appointed to substitute them take possession of their charges, provided that at all time they shall have legal capacity to perform their duties and shall not be prevented from exercising commerce. Provisions contained in second paragraph of article 24 of the Securities Market Law shall be complied at all times.

The Board of Directors may appoint provisional Directors, without input from a Shareholders’ Meeting, in the case of the death or disability of a director or expiration of his or her term. A General Shareholders’ Meeting shall ratify such appointments or appoint the new Directors in the Meeting following such event.

The aforesaid, provided, however that the members of the Board of Directors may only be removed by approval of the Ordinary General Shareholders’ Meeting.

Members of the Board of Directors appointed by shareholders at the time they authorize the initial public offering of Shares of the Company, shall remain in office at least 24 months after the placement notice of such offering is published by the Company.

ARTICLE TWENTY EIGHT. The members of the Board of Directors of the Company shall be appointed by the majority vote by the shareholders of the Company in an Ordinary General Shareholders Meeting.

Notwithstanding the foregoing, the minority rights referred to herein, shall be respected, including, without limitation, the right granted under paragraph d) of article twenty five of these By-Laws.

ARTICLE TWENTY NINE. Each year, the Shareholders’ Meeting or otherwise the Board of Directors, shall choose within its members the Chairman of the Board of Directors. Unless provided otherwise, the Chairman of the Board of Directors shall execute and carry out the resolutions adopted by the Shareholders’ Meeting and the Board of Directors without needing any special resolution.

Likewise the Ordinary General Shareholders Meeting or the Board of Directors, as applicable, shall appoint a Secretary and a Deputy Secretary nonmembers of the Board of Directors but shall be subject to the obligations and duties provided in the applicable law.

Temporary or definitive absences in the Board of Directors shall be covered by the relevant alternates. The Chairman of the Board of Directors shall have the quality vote in the event of a tie.

The Chairman of the Board of Directors may be of any nationality, will chair the meetings of the Board of Directors and, in his absence, such meetings will be chaired by one of the Directors appointed by a majority vote of the other attending Directors.

ARTICLE THIRTY. The Board of Directors’ Meeting shall be called by the Chairman of the Board of Directors, of the Auditors Committee, of the Corporate Practices Committee, by the Secretary not member of the Board of Directors or by the 25% of the directors by means of written notice, including but not limited to, fax or email, to all the members of the Board of Directors with at least 10 calendar days prior to the date set for execution of the Meeting. In the event that all the Directors are present, the call will not be necessary.

The external auditor may be called in order to assist to any Meeting of the Board of Directors with the right to speak but without a voting right, provided, however, that such auditor will never be present when matters which may imply a conflict of interest of that may comprise his independency are discussed.

The Board of Directors’ Meeting shall be held, at least 4 times during each financial year, in the domicile of the Company, nevertheless, they may be held in a different domicile or abroad if a majority of the directors approves it.

ARTICLE THIRTY ONE. The minutes of the Board of Directors’ Meetings shall be transcribed into the Board of Directors’ Meetings’ Book and shall be signed by all the persons that assisted or, if it is expressly authorized by agreement in the relevant meeting, just by the Chairman of the Board of Directors of the Company and the Secretary nonmember of the Board of Directors of the Company. From each Meeting of the Board of Directors a file shall be formed by the means of which copies of the minutes of the unanimous resolutions by the Board of Directors, copy of the calls, when applicable, as well as all the relevant documents regarding such Meeting shall be kept.

ARTICLE THIRTY TWO. In order for a Board of Directors’ Meeting to be legally convened, the majority of its members shall be present. The Board of Directors shall adopt its resolutions by the majority vote of its Directors.

Resolutions taken outside of the Board of Directors’ Meeting by the unanimous vote of the Directors, shall be valid and legally adopted if such resolutions are confirmed by writing and signed by all the members of the Board of Directors. The document in which the written confirmation is evidenced shall be sent to the Secretary of the Company, who will transcribe the relevant resolutions in the corresponding minutes book, and shall indicate that such resolutions were adopted pursuant to these By-Laws.

ARTICLE THIRTY THREE. The Board of Directors shall have the representation of the Company and therefore shall have all the authorities provided in the general powers of attorney for lawsuits and collections, for acts of administration and for acts of ownership, with all the general and special faculties that require a special clause in accordance with the law, in accordance with the terms set forth in the article 2554 of the Civil Code for the Federal District and the correlative provisions of the Civil Codes for each one of the states of Mexico and the Federal Civil Code; therefore, shall represent the Company before all types of administrative and judicial authorities, federal, state or municipal, before the Arbitration and Conciliation Board (Junta de Conciliación y Arbitraje) and other labor authorities and arbitrators. The aforementioned powers, include but are not limited to, authorities to:

(a)	perform all transactions and execute, amend and terminate agreements inherent to the corporate purposes of the Company;

(b)	open, manage and cancel bank accounts, including but not limited to, the authority to appoint signatories who may draw funds from such account;

(c)	constitute and withdraw all types of deposits;

(d)	appoint and remove the Chief Executive Officer and its consideration, as well as the policies for the appointment and consideration of the rest of relevant officers;

(e)	grant and revoke general and special powers of attorney;

(f)	open and close branches, agencies and dependencies;

(g)	execute all the resolutions adopted by the Shareholders’ Meeting;

(h)

represent the Company in the event that the Company may have an interest or social participation in other companies or entities, as well as to buy or subscribe shares or partnership interests therein, at the time of its incorporation or at any further time;

(i)

file all types of claims and resources, and even “amparo” proceedings, to comprise, comprise in arbitrations, to coordinate or absolve positions, assign or encumber assets, recuse and receive payments, to discuss, negotiate, execute and review collective or individual labor agreements;

(j)	initiate criminal claims and complaints in order to grant pardon and assist the Public Prosecutor;

(k)	accept on behalf of the Company mandates of legal entities or persons either national or foreign;

(l)

authorize the Company or its subsidiaries to constitute real and personal guarantees, as well as any fiduciary involvement in order to secure liabilities of the Company and become a joint obligor, guarantor, aval, and in general as an obligor to the compliance of third parties liabilities and establish the necessary guarantees in order to secure such compliance;

(m)	approve information and communication policies for the shareholders and the market, among others;

(n)	call for Ordinary and Extraordinary General and Special Meetings and to execute their resolutions;

(o)

create committees as deemed appropriate and appoint the members of the Board of Directors who shall form such committees (except for the appointment and ratification of the persons who perform as Chairman of the Auditing Committee and Corporate Practices Committee, who shall be appointed by the Shareholders Meeting);

(p)	establish the strategies in order to fulfill the purposes of the Company;

(q)	take care of the matters referred-to in article 28 of the Mexican Securities Market Law or any other provision that replaces it from time to time;

(r)	approve the terms and conditions for the public offering and transfer of treasury shares of the Company issued pursuant to Article 53 of the Securities Market Law;

(s)

appoint the person or persons in change of carrying out the acquisition or placement of shares authorized by the Shareholders’ Meeting, pursuant to article 56 of the Mexican Securities Market Law, as well as the terms and conditions of such acquisitions and placements, within the limits set forth by the Mexican Securities Market Law and the Shareholders’ Meeting, and inform the Shareholders’ Meeting of the result, in any fiscal year, of the exercise of such authorities;

(t)	appoint provisional Directors, pursuant to the provisions of the Mexican Securities Market Law

(u)	approve the terms and conditions of the judicial agreement through which it is intended to finish any liability action for breach of the diligence or loyalty duties of any Director;

(v)

general power of attorney for lawsuits and collections and acts of administration for labor matters, without limitation, to be exercised jointly or separately, with all the general powers and the special powers that require a special clause in accordance with the Law, in terms of the first two paragraphs of Articles 2,554 and 2,574 of the Federal Civil Code and the correlative provisions thereof of the Civil Codes of the various states of the Mexican Republic and of the Federal District, to start and withdraw from all kinds of legal actions, including the “amparo” or “amparo adhesivo” proceedings, file and withdraw criminal complaints, become assistant of the Public Prosecutor (Ministerio Público) and to grant pardons in favor of the victim. In accordance with

Article 2,587 of the Federal Civil Code and the correlative provisions of the Civil Codes of each one of the States of the United Mexican States and the Federal District, that include but are not limited to withdraw from proceedings, to compromise, submit to arbitration, prepare and answer interrogatories, challenge jurisdictions, and make or receive payments and waivers. The powers granted herein may be exercised before all kinds of individuals or entities, or administrative, judicial or labor authorities, of a federal, state or municipal nature.

In addition, it is hereby granted a power of attorney for lawsuits and collections and for acts of administration for labor matters for the purposes of articles 11, 692 sections I, II and III, related to the articles 786 and 876 of the Federal Labor Law, that include, but are not limited to represent and evidence the Company’s capacity in trial and in the conciliation audiences, claims and defenses and in the disclosure audiences, admission and execution of evidence during the procedures, including the presentation of witness evidence in terms of article 787 and 787 of the Federal Labor Law, with authorities to carry out any kind of labor actions, formulate and answer interrogatories, file counterclaims, accept claims and filing of testimonials, to indicate domiciles to receive all kinds of notifications related to the above in terms and for the effects of articles 875, 876 section I and IV, 877, 878, 879 and 880 of the Federal Labor Law, as well as to attend to evidence presentation audiences, in terms of articles 873 and 874 of the Federal Labor Law.

In general, to act as the employer’s representative and exercise the powers of attorney granted hereby, for each and all matters involving labor authorities or social services referred to in the Federal Labor Law; likewise, the Board of Directors may appear before the Labor Boards (Juntas de Conciliación y Juntas de Conciliación y Arbitraje), either of local or federal jurisdiction. The Board of Directors shall represent the employer for the purposes provided in articles 11, 46 and 47 of the Federal Labor Law and shall be considered as legal representatives of the Company. The Board of Directors shall have the authorities to execute all kinds of agreements and carry out all kinds of actions, including the right to withdraw any evidence or stage of proceeding, to act as representative of the Company in their capacity as managers, in respect to and for all kinds of trials or labor proceedings before any kind of authority, including Labor Inspections (Inspecciones Laborales) carried out by any federal or local labor authority.

Also, it is hereby granted a special power of attorney as broad as required by Law, limited to labor issues to prepare, sign and file all kind of writs, including but not limiting to tax returns, notifications and/or any kind of documents related to tax payments, including payroll tax, contributions, overloads, fines and rights payments, as well as to perform and carry out the procedures and filings derived therefrom, and in general, to carry out any kind of activities related to labor issues on behalf of the Company before any kind of labor, tax and/or social security authorities, whether federal, state or municipal, including but not limiting to the Ministry of Labor and Social Security, the Ministry of Finance and Public Credit, the Tax Administration System, the Federal Treasury, the Mexican Social Security Institute, the National Fund Institute of Housing for Employees and the System of Savings for Retirement.

The Board of Directors shall have the necessary authorities to delegate and substitute, either totally or partially, this power of attorney, in favor of the persons designated for such purposes, reserving at all times, their authorities to exercise in general this power of attorney. The Board of Directors shall be authorized to revoke, either totally or partially, the delegated powers of attorney, pursuant to the authorities granted in this section.

(w)

To grant, revoke and cancel general and special powers of attorney within the scope of its authority, granting their substitution and delegation authority, except for those authorities which exercise is limited to the Board of Directors pursuant to the applicable law or these By-Laws, always keeping the exercise of its authority; and

(x)	enter into any and all necessary or convenient legal acts in order to fulfill the purposes of the Company.

The Board of Directors, when applicable, shall additionally have pursuant to the terms set forth in the article 9 of the General Law on Negotiable Instruments and Credit Transactions, a general power-of-attorney to issue, accept and endorse negotiable instruments, as well as to protest them and a general power-of-attorney to open and cancel bank accounts.

ARTICLE THIRTY FOUR. The Secretary nonmember of the Board of Directors shall sign and authorize certified copies or excerpts of the Shareholders’ Meetings’ Minutes, Board of Directors’ Meetings, Capital Variations and Stock Registry Books.

ARTICLE THIRTY FIVE. The General Shareholders’ Meeting or the Board of Directors may create the committees they deem necessary for their operation.

In addition, the Board of Directors will have the Auditing Committee and the Corporate Practices Committee in accordance to the Securities Market Law, which are exclusively formed by independent Directors and a minimum of 3 members appointed by the Board of Directors, pursuant the terms set forth in the article 25 of the Securities Market Law, or any other provision replacing it from time to time and other applicable provisions.

The Auditing Committee and the Corporate Practices Committee and the other appointed pursuant this article, shall meet in the form and dates or frequency established by each of such Committees in the first or last meeting held during each year (in the latter case regarding the calendar of meeting to be held during the following year), without the need to call for the members for each meeting when such meetings have been previously scheduled in accordance with the meeting calendar approved by the Committee for such purposes. Provided, however, that in order for the Committees’ meetings to be legally convened, a majority of the members shall be present and the resolutions shall be approved by the majority vote of the members of the relevant Committee.

In addition, each Committee shall meet when decided by the Chairman of such Committee, the Secretary non-member of the Board of Directors or any of its members, prior notice with at least 3 business days in advance to all the members of the Committee and the required alternates. The external auditor of the Company may be invited to the meetings of the Committees, as invitee with voice but not vote.

Decisions may be made outside of meetings of the Committees by unanimous written consent of all Committee members signed by all of the members. Likewise, the Committees may meet at any moment, without prior call, in case all of their members are present.

None of the Committees may delegate all of its authorities to any person, but may appoint deputies to implement their resolutions. The chairman of each Committee will be entitled to individually implement such resolutions without needing express authorization. Each Committee created pursuant to this article, shall inform the Board of Directors on an annual basis about the activities it performs or when its considers that facts or actions material for the Company have occurred. A minute shall be prepared of each meeting of a Committee, which shall be transcribed in a special book. The minute shall evidence the attendance of the members of the Committee and the resolutions adopted, and they shall be signed by the individuals present and the President and Secretary.

For all that is not provided herein or in the Securities Market Law, the Committees shall operate pursuant the functioning rules of the Board of Directors.

The Committees shall give notice at least once a year to the Board of Directors regarding the activities they have carried out.

ARTICLE THIRTY SIX. In accordance to the Securities Market Law, Directors, members of the Audit Committee and of the Corporate Practices Committee and the other persons mentioned in the third paragraph of article thirty seven hereto will have, among others, the following responsibilities:

(i) Duty of diligence: shall act according to the duty of diligence established in article 30 and on of the Securities Market Law and shall request the information they deem appropriate of the Company’s officers.

(ii) Duty of loyalty: They shall act according to the duty of loyalty contemplated in article 34 and on of the Securities Market Law, or any other provision that replaces it from time to time, and other applicable provisions.

Regarding the provisions contained in the immediately preceding paragraph, as well as in article 35, section VII, and other applicable of the Mexican Securities Market Law, “business opportunities” shall only mean those opportunities submitted to the relevant person (who is obliged by the duty of loyalty referred-to in the immediately preceding paragraph) exclusively in her/his capacity as Director of the Company, Chief Executive Officer or relevant officer of the Company. The above in the understanding that the directors, the Chief Executive Officer and the other relevant officer of the Company must at all times, comply with the duties imposed by the Mexican Securities Market Law and will not have any benefits or liability waivers to free them from their obligations in accordance with the second paragraph of article 37 of such law.

Failure to comply with the Duty of Diligence or the Duty of Loyalty shall make them jointly liable with other Directors who have also failed to comply, for the damages caused to the Company in the cases in which they have acted in bad faith, willfully or illegally.

At all times, provisions contained in second and third paragraphs of article 34 of the Mexican Securities Market Law shall be complied.

(iii) Liability Action: The liability resulting from the violation of the duty of diligence or the duty of loyalty shall be exclusively in favor of the Company, as the case may be, and may be exercised by the Company or the shareholders who, individually or jointly, hold shares (including limited votes, restricted or non-voting), representing 5% or more of the capital stock.

The foregoing, on the understanding that the members of the Board of Directors or the Committees shall not incur in default when they act in good faith or any responsibility exclusion mentioned in article 40 of the Securities Market Law arises, or any other provision replacing it from time to time, and other applicable provisions.

ARTICLE THIRTY SEVEN. The Shareholders’ Meeting, the Board of Directors, as the case may be, may appoint a Chief Executive Officer, who shall be in charge of the management and execution of the Company’s businesses, in accordance with article 44 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions.

In order to fulfill its functions, it shall have the broadest authorities to represent the Company in acts of administration, lawsuits and collections, including special powers that according to the law require a special clause, as well as any other power granted by the Board of Directors. In case of acts of ownership, it shall comply with de provisions of article 28, section VIII, of the Securities Market Law or any other provision replacing it from time to time, and other applicable provisions.

In order to carry out its functions and activities, as well as for the due fulfillment of its obligations, the Chief Executive Officer may appoint and remove the relevant officers, managers, sub managers, agents and employees of the Company and determine, limit or revoke their faculties, liabilities and compensations, and be assisted by the relevant officers appointed for that purpose and any employee of the Company, provided that both the Chief Executive Officer and such officers shall be subject to the liability established in article 29 of the Securities Market Law, or any other provision replacing it from time to time, and other applicable provisions. Likewise, liability exclusions and limitations referred-to in articles 33 and 40 of the Mexican Securities Market Law, or any other provisions that replace them from time to time, shall be applicable.

In addition, the Chief Executive Officer and other key officers shall be liable in the cases referred-to in second paragraph of article 46 of the Mexican Securities Market Law or any other provision that replaces it from time to time.

The Chief Executive Officer is also required to submit to the audit and corporate practices committees proposals for systems of internal control.

ARTICLE THIRTY EIGHT. The surveillance of the management, conduct and execution of the business of the Company shall be vested in the Board of Directors through the Audit Committee and the Corporate Practices Committee, as well as the entity performing the external audit.

Pursuant to article 41 of the Securities Market Law, or any other provision replacing it from time to time, the Company shall not be subject to the provisions of articles 91, section V, 164 to 171, 172 last paragraph, 173 and 176 of the General Law on Commercial Companies or any other provision replacing them from time to time.

The Chairman of the Audit Committee and the Chairman of the Corporate Practices Committee shall be bound to provide an annual report according to article 43 of the Securities Market Law, or any other provision replacing it from time to time.

(a) Corporate Practices Committee. Such Committee shall have a minimum of 3 members, which shall be independent and shall be appointed by the Shareholders’ Meeting or the Board of Directors as proposed by the Chairman of the Board of Directors, except for the Chairman, who will be appointed and/or removed from office exclusively by the General Shareholders’ Meeting, and shall have the characteristics referred to in article 43, section I, of the Securities Market Law or any other provision replacing it from time to time, and other applicable provisions.

(a) Corporate Practices Committee. Such Committee shall have a minimum of 3 members, which shall be independent and shall be appointed by the Shareholders’ Meeting or the Board of Directors as proposed by the Chairman of the Board of Directors, except for the Chairman, who will be appointed and/or removed from office exclusively by the General Shareholders’ Meeting, and shall have the characteristics referred to in article 43, section I, of the Securities Market Law or any other provision replacing it from time to time, and other applicable provisions.

The Corporate Practices Committee shall have the functions referred to in article 42, section I, of the Securities Market Law, or any other provision replacing it from time to time, and the general provisions that, for such effect, the National Banking and Securities Commission dictates, as well as other applicable provisions. These functions include, but are not limited to issuing an opinion to the Board of Directors about the Corporate Practices Committee’s duties, requesting opinions from independent experts in connection with corporate matters that must be submitted for approval of the Board of Directors or with respect to which a conflict of interest exists, calling shareholders’ meetings and adding issues to their agendas and supporting the Board of Directors in the preparation of reports.

Further, the previous approval by the Corporate Practices Committee is needed in the event that an act or series of acts by means of which the Company intends to carry out one or more mergers, asset acquisitions, stock purchases, share exchanges, participation or interest purchases, combinations, consolidations, reorganizations or other similar business combination, however named, with one or more businesses of all types of commercial or civil corporations, associations, companies, trusts or any other entities, whether they have or not legal capacity and incorporated or existing in accordance with the laws of any jurisdiction, is intended to be executed with an Affiliate of the Company, its directors or its officers, with an opinion from an independent investment banking firm or an independent accounting firm, requested precisely by the Corporate Practices Committee.

(b) Audit Committee. It shall have a minimum of 3 members, who shall be independent and shall be appointed by the Shareholder’s Meeting or the Board of Directors as proposed by the Chairman of the Board of Directors, except for the Chairman who shall be appointed and/or removed from office exclusively by the General Shareholders’ Meeting and will have the characteristics referred to in article 43, section II, of the Securities Market Law.

The Audit Committee shall have the functions referred to in article 42, section II, of the Securities Market Law, or any other provision replacing it from time to time, and the general provisions that, for such effect, dictate the National Banking and Securities Commission, as well as other applicable provisions. These functions include, but are not limited to giving an opinion to the Board of Directors about matters entrusted to the Audit Committee, advise on the engagement of external auditors, discussing the financial statements of the Company with the persons responsible for preparing them, informing the Board of Directors about the state of affairs concerning the internal control and audit systems of the Company, preparing an opinion about accounting criteria and policies and, in general, overseeing the corporate conduct of la Company.

Further, the Audit Committee will review on a quarterly basis all payments made by the Company to any Affiliate, managers, directors, officers or any of their Affiliates and will determine which expenses and the amount of expenses that will be reimbursed to Vista Sponsor Holdings, L.P., Miguel Galuccio, Pablo Vera Pinto, Juan Garoby and Alejandro Cherñacov, any of their affiliates or other managers and officers, for such a concept.

In addition, the Company shall retain an external auditor in order to comply with the provisions of the Securities Market Law.

ARTICLE THIRTY NINE. The members of the Board of Directors and the Committees shall not guarantee the performance of their duties.

ARTICLE FORTY. The company shall indemnify and hold harmless the members, alternates and officers of the Board of Directors, the Audit Committee, the Corporate Practices Committee, any other Committees created by the Company, the Secretary and the Deputy Secretary non-members of the Board of Directors, and the Chief Executive Officer and other relevant officers, in relation to the performance of their duties, such as any claim, demand, proceeding or investigation initiated in Mexico or in any of the countries in which the Company’s shares are registered or listed, other securities issued on the basis of such shares or other fix or variable income securities issued by the Company itself, or in any jurisdiction where the Company or the companies it controls operate, in which such persons may be parties as members of such bodies, owners or alternates, and officials, including the payment of any damages or losses that have been caused and the amounts necessary to arrive, if deemed appropriate, to a transaction, as well as the total fees and expenses of lawyers (reasonably and documented) and other advisors to be retained to ensure the interests of such persons in the aforementioned cases, on the understanding that the Board of Directors shall be the body empowered to resolve, in the aforementioned cases, whether it considers convenient to retain the services of lawyers and other different advisors to those who are advising the Company in the relevant case. This indemnity shall not apply if such claims, demands, proceedings or investigations result from gross negligence, willful misconduct, bad faith or illegally pursuant to the applicable law of the indemnified party concerned. Furthermore, the Company may purchase, in favor of the members of the Board of Directors, the Audit Committee, the Corporate Practices Committee and any other committees formed by the Company, of the

Chief Executive Officer or any other relevant officer, the insurance, bond or guarantee which covers the amount of the indemnity for the damages caused by his/her performance within the Company or entities controlled by the Company or in which the Company has significant influence, except in the event of acts of malice or bad faith, or illicit acts in accordance with the Mexican Securities Market Law or other applicable law.

CHAPTER V

FISCAL YEAR, FINANCIAL INFORMATION, AND PROFITS AND LOSES

ARTICLE FORTY ONE. Unless otherwise provided under applicable law, the fiscal year shall have a duration of 12 calendar months, commencing on January 1st of each year and ending on December 31st of the same year; with the exception of the fiscal year in which the Company is incorporated, which will start on the date of its incorporation and end on December 31st of the corresponding year or in case the Company is liquidated or merged, in which case the fiscal year will end in advance.

ARTICLE FORTY TWO. Within 4 months following the closing date of each fiscal year, the Chief Executive Officer and the Board of Directors shall prepare a report including the financial information and any other information that is necessary in accordance with the applicable legal provisions, within its attributions pursuant to the provisions of the Securities Market Law and such report will be presented by the Board of Directors to the General Shareholder’s Meeting

The financial information will be reviewed and commented upon, by the Audit Committee and the Corporate Practices Committee, prior to its presentation to the General Shareholder’s Meeting.

ARTICLE FORTY THREE. Each year the shareholders by means of the Ordinary General Shareholders’ Meeting will separate from the net profits the percentage indicated by the Shareholders’ Meeting, which shall not be less than 5%, to form the legal reserve fund, until such fund is equivalent to, at least, one-fifth of the stock capital.

Such fund will be recreated in the same manner when it is diminished for any reason.

In addition, it shall separate the amounts, when appropriate, to create or increase other capital reserves, whether general or special, and separate the amount that the Shareholders’ Meeting determines for the acquisition of the Company’s own shares in accordance with applicable law and what is provided herein.

The remaining amount shall be applied as determined by the Shareholders’ Meeting.

The rest of the net profits will be applied, at the discretion of the shareholders, in the Ordinary General Shareholders’ Meeting.

The losses, if any, will be absorbed in the first instance by the reserves and depleted, by the stock capital.

CHAPTER VI

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY FOUR. The company shall be dissolved (i) if no act or series of acts by means of which the Company carries out one or more mergers, asset acquisitions, stock purchases, share exchanges, participation or interest purchases, combinations, consolidations, reorganizations or other similar business combination, however named, with one or more businesses of all types of commercial or civil corporations, associations, companies, trusts or any other entities, whether they have or not legal capacity and incorporated or existing in accordance with the laws of any jurisdiction, is completed within a 24 month period following the date on which the Series “A” Shares were offered to the investing public and placed through an initial public offering in Mexico (and that its liquidation has occurred); or (ii) upon occurrence of any of the events described in article 229 of the General Law on Commercial Companies, or any other provision replacing it from time to time, and other applicable provisions. In any case, the dissolution of the Company shall cause the cancellation of the registration of the shares representing the capital of the Company, or the certificates representing them in the National Securities Registry.

In the event of occurrence of the circumstances provided in section (i) of the immediately preceding paragraph, the Company will be obliged to carry out reimbursements for the benefit of the shareholders holding Series “A” Shares, whether through a capital reduction or as reimbursement of any contributions to future capital increases or payments arising from exchange rate hedging, as resolved by the General Shareholders’ Meeting; provided, however, that the time frame provided in subsection (i) of the paragraph above may be waived by the General Extraordinary Shareholders’ Meeting and that the term therein contained may be extended by the General Extraordinary Shareholders’ Meeting.

ARTICLE FORTY FIVE. Once the Company has been dissolved, it shall be placed in liquidation, which would be in charge of one or more liquidators, who in such case shall act together as agreed by the Shareholders’ Meeting. The Shareholders’ Meeting will also set the deadline for the exercise of their position(s) as well as the remuneration that will correspond to them.

The liquidator(s) will proceed with the liquidation and the distribution of the remaining, if any, in proportion to the shares held by the shareholders, in accordance to the provisions in the General Law on Commercial Companies.

CHAPTER VII

GENERAL PROVISIONS

ARTICLE FORTY SIX. In all matters not specifically provided herein, the provisions of the General Law on Commercial Companies, the Securities Market Law and general provisions issued by the National Banking and Securities Commission will be applied.

ARTICLE FORTY SEVEN. For the interpretation and compliance of these By-Laws, the shareholders expressly submit to the competent courts of Mexico City, waiving to any other jurisdiction that may correspond to them by virtue of their present or future domiciles or for any other reason.